Exhibit 99.1

Abaxis, Inc.

3240 Whipple Road

Union City, CA 94587

December __, 2005

[Named Executive Officer]
c/o Abaxis, Inc.
3240 Whipple Road
Union City, CA 94587

Dear [          ]:

          This letter agreement (this “Agreement”) is being entered into by and between you and Abaxis, Inc. (the “Company”), a California corporation, in connection with certain stock options granted to you pursuant to the Company’s 1998 Stock Option Plan (subsequently amended and restated to be the “2005 Equity Incentive Plan”) that are “Underwater Options,” as defined below.

          Pursuant to and in accordance with the recommendation of the Compensation Committee, the Board of Directors of the Company has determined to fully accelerate the vesting of each otherwise unvested stock option held by an option holder employed by the Company as of December 5, 2005 if such option has an exercise price that is greater than or equal to $19.12, a price that exceeds by $2.28 the price of the Company’s Common Stock as of the closing of the Nasdaq National Market on December 5, 2005 (each an “Underwater Option”), subject to certain conditions, including (i) that in any case in which such acceleration of vesting would cause the aggregate fair market value of all Company common stock with respect to which incentive stock options are exercisable for the first time by any individual in the 2005 calendar year (under any equity compensation plan of the Company) to exceed $100,000 (with the fair market value of such stock being determined as of the time the option was granted), such acceleration shall not be effective until such individual executes a letter agreement providing that he agrees and consents to such acceleration and the treatment of any incentive stock options exceeding the annual $100,000 threshold as non-qualified stock options and (ii) that the vesting of any such stock options that are held by any named executive officer of the Company, as that term is defined by Item 402(a)(3) to Regulation S-K under the Securities Act of 1933, as amended, shall not accelerate until such named executive officer executes an agreement pursuant to which he agrees to refrain from selling, transferring, pledging, or otherwise disposing of any shares acquired upon the exercise of options so accelerated until the date on which the exercise would have been permitted under such options’ pre-acceleration vesting terms or, if earlier, his or her last day of employment or upon a “change of control” as defined in the Company’s 2005 Equity Incentive Plan or any other agreement between the individual and the Company.

1.	CONSENT AND AGREEMENT TO NON-QUALIFIED OPTION TREATMENT.

          You agree and consent to the acceleration of your Underwater Options and the treatment of any incentive stock options exceeding the annual $100,000 threshold as non-qualified stock options.

2.	LOCK-UP AGREEMENT.

          You agree to refrain from selling, transferring, pledging, or otherwise disposing of any shares acquired upon the exercise of your accelerated Underwater Options (other than shares required to cover the exercise price and satisfy withholding taxes) until the date on which the exercise would have been permitted under such options’ pre-acceleration vesting terms set forth in the option agreement(s) between you and the Company relating to your Underwater Options or, if earlier, your last day of employment or upon a “change of control” as defined in the Company’s 2005 Equity Incentive Plan or any other agreement between you and the Company.  You further acknowledge and consent to the placement of a restrictive legend onto any and all share certificate(s) that may be issued upon exercise of Underwater Options prior to the expiration of this Agreement.

3.	COUNTERPARTS.

          This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one in the same instrument.

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          If this Agreement correctly sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this Agreement which will then constitute our agreement on this subject.

Sincerely,

ABAXIS, INC.

Name:	[ ]
Title:	[ ]

I acknowledge receipt and agree with the foregoing terms and conditions.

Name: [ ]